UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2013

COMMAND CENTER, INC.
(Exact name of registrant as specified in its charter)

Washington	000-53088	91-2079472
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3901 N. Schreiber Way, Coeur d’Alene, Idaho	83815
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:	208-773-7450

(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)
Resignation of Officer. As previously disclosed in Form 8-K filed on May 20, 2013, Dan Jackson resigned as Command Center, Inc.’s (the “Company”) Chief Financial Officer and as an employee on May 17, 2013.

The Company and Mr. Jackson entered into an Agreement, effective May 28, 2013 (the “Agreement”), under which: (i) the Company will continue to pay Mr. Jackson his regular compensation through August 16, 2013; (ii) the Company will pay Mr. Jackson his accrued bonus  for the third quarter of 2013, subject to any withholding requirements; (iii) the exercise date of vested stock options is confirmed and any unvested stock options expired as of the effective date of the Agreement; (iv) Mr. Jackson released the Company from all employment-related claims; and, (v) additional provisions are included which are customary for agreements of this type, including nondisparagement, non-disclosure and cooperation provisions, as well as a mutual release of claims.

The description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement with Mr. Jackson, which is included with this Form 8-K as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)               Exhibits

99.1	Agreement for Settlement and Release of Claims, between Command Center, Inc. and Dan Jackson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Command Center, Inc.	May 30, 2013

/s/ Ronald L. Junck
Executive Vice President, General Counsel and Secretary